                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


              Advanced Environmental Recycling Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
                       914 NORTH JEFFERSON STREET (72764)
                              POST OFFICE BOX 1237
                           SPRINGDALE, ARKANSAS 72765

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, JULY 27, 2001

To the Stockholders:

     The annual meeting of stockholders of Advanced Environmental Recycling Technologies, Inc. will be held at the Northwest Arkansas Holiday Inn, Springdale, Arkansas at 10:30 a.m., local time, Friday, July 27, 2001, to consider and act upon the following matters, all as more fully described in the accompanying proxy statement which is incorporated herein by this reference:

          1. To elect nine members to the Board of Directors to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualify.

          2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the year ending December 31, 2001.

          3. To transact such other business and to consider and take action upon any and all matters that may properly come before the annual meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on June 1, 2001, as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting and any adjournment thereof.

                                            Sincerely,

                                            /s/ MARJORIE S. BROOKS
                                            Marjorie S. Brooks
                                            Secretary

     A proxy card and annual report of the Company for the year ended December 31, 2000 are enclosed. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided, or by faxing it to the number provided on the proxy card. Proxy votes are tabulated by an independent agent and reported at the annual meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process. We hope that you can attend this meeting in person, but if you cannot do so please vote your proxy now.

                             YOUR VOTE IS IMPORTANT

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
                       914 NORTH JEFFERSON STREET (72764)
                              POST OFFICE BOX 1237
                           SPRINGDALE, ARKANSAS 72765
                                 (501) 756-7400

                                PROXY STATEMENT

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited on behalf of the Board of Directors of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held at the Northwest Arkansas Holiday Inn, Springdale, Arkansas, at 10:30 a.m. local time, Friday, July 27, 2001, and at any adjournments thereof. The notice of meeting, proxy statement and form of proxy are being mailed to stockholders on or about June 30, 2001.

     A proxy may be revoked by delivering a written notice of revocation to the principal office of the Company or in person at the meeting at any time prior to the voting thereof.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At June 1, 2001, there were 24,825,441 shares of Class A common stock, 1,465,530 shares of Class B common stock and 900 shares of Series B preferred stock issued and outstanding. There were also 2,000 shares of Series A and C preferred stock issued and outstanding, but these shares are non-voting except in those instances where Delaware law expressly requires otherwise. Each outstanding share of Class A common stock entitles the holder thereof to one vote on matters submitted to the stockholders and each share of Class B common stock entitles the holder thereof to five votes on matters submitted to the stockholders. The Series B preferred stock is entitled to vote on all matters submitted to a vote of stockholders and has voting rights of 2,500 votes per share of Series B preferred stock. The holders of record of the Class A common stock, Class B common stock and Series B preferred stock outstanding on June 1, 2001, the record date, will vote together as a single class on all matters submitted to stockholders and such other matters as may properly come before the annual meeting and any adjournments.

     The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more nominees (See "Proposal for Election of Directors" for the method of withholding authority to vote for directors). By withholding authority, shares will not be voted either for or against a particular matter but will be counted for quorum purposes. Brokers "non-votes" are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved.

     The Company's officers and directors own approximately 21% of the currently outstanding shares of Class A common stock, 94% of the shares of Class B common stock and approximately 89% of the currently outstanding shares of Series B preferred stock, and collectively owned shares representing approximately 41% of the votes entitled to be cast upon matters submitted at the annual meeting. Marjorie S. Brooks and corporations controlled by her own shares representing approximately 25% of the votes entitled to be cast and may be in a position to control the Company.

     The following table sets forth, as of June 1, 2001, certain information with regard to the beneficial ownership of the Company's capital stock by each holder of 5% or more of the outstanding stock, by each director of the Company, and by all officers and directors as a group:

NAME AND ADDRESS OF BENEFICIAL   TITLE OF    NUMBER OF SHARES OF     PERCENTAGE OF CLASS      PERCENTAGE OF
OWNER                            CLASS(1)      COMMON STOCK(2)       OUTSTANDING(2)(15)    VOTING POWER(2)(16)
------------------------------  ----------   -------------------     -------------------   -------------------
Marjorie S. Brooks..........    Class A          11,147,998(3)              23.4%                 27.6%
  P.O. Box 1237                 Class B             837,588(4)              57.2%
  Springdale, AR 72765          Preferred-
                                Series B                400(5)              13.8%
Joe G. Brooks...............    Class A             938,397(6)               2.0%                  4.0%
  P.O. Box 1237                 Class B             284,396                 19.4%
  Springdale, AR 72765
J. Douglas Brooks...........    Class A             941,573(7)               2.0%                  2.7%
  P.O. Box 1237                 Class B             131,051                  8.9%
  Springdale, AR 72765
Jerry B. Burkett............    Class A             190,000(8)                  *                     *
  P.O. Box 1237                 Class B              33,311                  2.3%
  Springdale, AR 72765
Sal Miwa....................    Class A             431,963(9)                  *                     *
  P.O. Box 1237
  Springdale, AR 72765
Stephen W. Brooks...........    Class A             895,116(10)              1.9%                  2.3%
  P.O. Box 1237                 Class B              89,311                  6.1%
  Springdale, AR 72765
James H. Culp, Ph.D.........    Class A             425,000(11)                 *                     *
  P.O. Box 1237
  Springdale, AR 72765
Peter S. Lau................    Class A             129,715(12)                 *                     *
  P.O. Box 1237
  Springdale, AR 72765
Michael M. Tull.............    Class A             121,000(13)                 *                  1.9%*
  P.O. Box 1237                 Preferred-
  Springdale, AR 72765          Series B                400                 13.8%
Samuel L. (Tony) Milbank....    Class A             499,899(14)              1.0%                     *
  P.O. Box 1237                 Preferred-
  Springdale, AR 72765          Series A                 15                     *
Officers and directors......    Class A          15,720,661                 33.0%                 41.6%
  as a group (nine persons)     Class B           1,375,657                 93.9%
                                Preferred-
                                Series A                 15                     *
                                Series B                800                 27.6%

---------------

  *  Less than 1%

 (1) The Class B common stock is substantially identical to the Class A common stock, except that each share of Class B common stock has five votes per share and each share of Class A common stock has one vote per share. Each share of Class B common stock is convertible into one share of Class A common stock. Each share of Preferred Stock is convertible at a variable conversion price based upon a ten-trading day average and would be convertible into 987.17 shares of Class A common stock, based upon the trading price prevailing at June 1, 2001. The Series B Preferred Stock (900 shares) has voting rights of 2,500 votes per share. No other Preferred Stock carries any voting rights.

 (2) Beneficial ownership of shares was determined in accordance with Rule 13d-3(d)(1) of the Exchange Act and included shares underlying outstanding warrants and options which the named individual had the right to acquire within sixty days of June 1, 2001.

 (3) Includes 2,837,148 shares owned directly, 643,645 in trusts or corporations controlled by Mrs. Brooks, 1,100,000 shares issuable upon exercise of stock options, 3,000 shares issuable upon exercise of bonus warrants, 325,000 shares issuable upon exercise of Class C Warrants, 3,974,080 shares issuable upon exercise of Class F and Class G Warrants issued in connection with a private placement of Class A common stock in May of 1994, 1,771,792 shares issuable upon exercise of Class H Warrants, and 493,333 shares issuable upon exercise of Series X and Series Y Warrants owned indirectly through two corporations controlled by Mrs. Brooks.

 (4) Includes 403,946 shares owned directly by Mrs. Brooks and 433,642 shares owned by two corporations controlled by Mrs. Brooks. (Razorback Farms, Inc. is the record owner of 312,320 shares and SMF is the record owner of 121,322 shares, representing approximately 21.3% and 8.3%, respectively, of the Class B common stock). Excludes additional shares owned by adult children of Mrs. Brooks, including Joe G. Brooks and J. Douglas Brooks, as to which she disclaims a beneficial interest.

 (5) Includes Series B Preferred Stock owned indirectly by Mrs. Brooks. Razorback Farms, Inc. is the record owner of 165 shares. Brooks Investment Company is the record owner of 235 shares.

 (6) Includes 607,400 shares owned directly, 4,500 shares owned as custodian for Joe G. Brooks' minor child, 38,205 shares owned as custodian for Brooks' Children's Trust, 1,500 shares issuable upon exercise of Bonus Warrants owned as custodian for Mr. Brook's minor child, 38,250 shares issuable upon exercise of Bonus Warrants owned as custodian for Brook's Children's Trust, 1,875 shares issuable upon exercise of Bonus Warrants owned directly and 246,667 shares issuable upon exercise of stock options.

 (7) Includes 370,932 shares owned directly, 33,021 shares owned indirectly, 7,620 shares issuable upon exercise of bonus warrants and 530,000 shares issuable upon exercise of stock options.

 (8) Includes 13,000 shares owned directly, 2,000 shares owned by Mr. Burkett as custodian for his minor child, 10,000 shares owned by a partnership controlled by Mr. Burkett and 165,000 shares issuable upon exercise of stock options.

 (9) Includes 3,000 shares owned directly and 428,963 shares issuable upon exercise of stock options.

(10) Includes 370,116 shares owned directly and 525,000 shares issuable upon exercise of stock options.

(11) Represents shares issuable upon exercise of stock options.

(12) Includes 100,000 shares issuable upon exercise of stock options and 29,715 shares issuable upon exercise of Class I Warrants.

(13) Includes 71,000 shares owned directly and 50,000 shares issuable upon exercise of stock options.

(14) Includes 142,946 shares owned directly or indirectly, 80,000 shares issuable upon exercise of consulting warrants, 45,150 shares issuable upon exercise of placement warrants, 112,697 shares issuable upon exercise of Series X Warrants, 41,604 shares issuable upon exercise of Series Y Warrants, and 77,502 shares issuable upon exercise of Class I Warrants.

(15) Class A common stock beneficial ownership is calculated based on 47,630,718 shares outstanding as of June 1, 2001, which includes 21,875,397 shares which may be acquired through the exercise of outstanding options and warrants within 60 days of June 1, 2001. Class B common stock beneficial ownership is calculated based on 1,465,530 shares outstanding on June 1, 2001. Preferred stock beneficial ownership is calculated based on 2,900 shares outstanding on June 1, 2001.

(16) Calculated based on 59,182,702 shares outstanding on June 1, 2001, which includes voting rights on all classes of stock, options and warrants which can be acquired within 60 days of June 1, 2001.

     At June 1, 2001, there were 24,825,441 shares of Class A common stock and 1,465,530 shares of Class B common stock issued and outstanding. The previous table sets forth that directors, officers and 5% shareholders, as a group, beneficially owned shares representing approximately 41.6% of the votes entitled to be cast upon matters submitted to a vote of the Company's stockholders, and Marjorie S. Brooks and corporations controlled by her beneficially owned shares representing approximately 27.6% of the votes entitled to be cast and may be in a position to control the Company.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The directors and executive officers of the Company are as follows:

NAME                                 AGE                      POSITION
----                                 ---                      --------
Joe G. Brooks......................  46    Chairman of the Board of Directors, Co-Chief
                                             Executive Officer and Interim President
Sal Miwa...........................  44    Vice-Chairman of the Board of Directors
Stephen W. Brooks..................  44    Co-Chief Executive Officer and Director
J. Douglas Brooks..................  41    Executive Vice-President -- Plastics
Jim Precht.........................  55    Executive Vice-President -- Sales and
                                           Marketing
Marjorie S. Brooks.................  65    Secretary, Treasurer and Director
Edward J. Lysen....................  63    Chief Financial Officer
Jerry B. Burkett...................  43    Director
James H. Culp......................  56    Director
Peter S. Lau.......................  47    Director
Michael M. Tull....................  47    Director
Samuel L. (Tony) Milbank...........  61    Director

     The Company's Board of Directors elected JOE G. BROOKS as its Chairman and the Company's Co-Chief Executive Officer in December 1998 and he is serving as Interim President. Mr. Brooks has previously served as President and has been a director since the Company's inception in December 1988. He was also previously Chairman and CEO from inception until August 1993. Mr. Brooks is a director and Chairman of the Standing Committee of the Arkansas Recycling Coalition for Buy Recycled Business Alliance for the State of Arkansas and serves on its Executive Committee. He is a member of Clean Texas 2000, appointed by Governor George Bush in 1995.

     In December 1998, the Company's Board of Directors elected SAL MIWA as its Vice-Chairman. Mr. Miwa has served as its Chairman for three years before this election. He has been an outside director of the Company since January 1994. Sal Miwa is COO and Director of RealRead Inc., an online book sampling service company located in New York, NY. For the past 20 years, he has been engaged in various international businesses located in North America, Japan and Europe. He received his Masters degree in Aerospace Engineering from the Massachusetts Institute of Technology.

     The Company's Board of Directors elected STEPHEN W. BROOKS as Co-Chief Executive Officer in December 1998. Mr. Brooks has served as its Chief Executive Officer and has been a director since January 1996. Mr. Brooks is CEO and Chairman of the Board of Razorback Farms, Inc.; a Springdale, Arkansas based firm that specializes in vegetables for processing. Mr. Brooks also serves on the Board of the Ozark Food Processors Association.

     J. Douglas Brooks is Executive Vice-President of Plastics. Mr. Brooks serves on the Executive Committee and is in charge of Technical Services, which includes Quality Assurance, R&D, Raw Material Processing, Development and Sourcing. Mr. Brooks was previously Project Manager for AERT's polyethylene recycling program with The Dow Chemical Company and is a joint inventor on several of AERT's process patents for recycling polyethylene film for composites.

     Jim Precht is an Executive Vice President of Sales and Marketing for the Company. Mr. Precht was formerly General Manager of Weyerhaeuser Building Materials' Pittsburgh Customer Service Center with 32-years of industry experience and has a dual reporting relationship to both AERT and Weyerhaeuser Building Materials.

     Marjorie S. Brooks has been Secretary, Treasurer and a director since the Company's inception in December 1988. Mrs. Brooks has served as Secretary and Treasurer of Brooks Investment Co., a holding company for the Brooks' family investments, for more than the past thirty years.

     Edward J. Lysen joined AERT in April 1999 as Chief Financial Officer. Mr. Lysen has over 30 years experience in financial management. Prior to entering the private sector, Mr. Lysen was a consultant in the Management Consulting Group, KPMG-Peat Marwick from 1966 to 1979. From 1979 to 1992, Mr. Lysen was Sr. V.P., CFO and on the Board of Tuesday Morning, Inc., a publicly traded retailer. From 1993 to 1996, he served as Chairman of the Board and CFO of Distribution Data Management Systems, a computer service provider in the office products industry. In 1996, Mr. Lysen entered the financial planning industry with AAL, a leading fraternal benefits society. In 1998 to 1999, he was the CFO of Hairston Roberson, a leading designer and manufacturer of women's fashion apparel. He has an MBA in Finance from Northwestern University and is a Certified Public Accountant.

     Jerry B. Burkett was appointed to the Board of Directors of the Company in May 1993. Mr. Burkett has been a rice and grain farmer since 1979 and has been a principal in other closely held businesses. He is the past President of the Arkansas County Farm Bureau.

     Dr. James H. Culp joined the AERT Board as Director of Technology in July 1996 and served as special board assistant to the CEO in October 1996. Dr. Culp received a B.S. Degree in Chemistry from the University of Alabama and Ph.D. Degree in Analytical and Nuclear Chemistry from Texas A&M University. Dr. Culp was an assistant professor of Chemical Oceanography at Texas A&M University for two years before joining The Dow Chemical Company. Dr. Culp worked at Dow in research, manufacturing, business development, and supply chain for 24 years. His last responsibility at Dow was North American Supply Chain Director for Engineering Thermoplastics and North American Recycle Plastics Director. Dr. Culp retired from Dow in April 1996.

     Peter S. Lau was appointed an outside director to the Board of Directors of the Company in April 1997. From 1999 to the present Mr. Lau has been a director and Chief Executive Officer of Cathay One, Inc. and he is the former CFO of Cathay Online, Inc. From 1997 to 1999, Mr. Lau was a managing director of corporate finance of American Fronteer Financial Corporation (AFFC), formerly known as RAF Financial Corporation and a former associate of Heng Fung Capital Inc., a merchant-banking group out of Hong Kong. Mr. Lau is a graduate of the University of Hartford with a B.S. and M.S. in accounting and is a Certified Public Accountant.

     Michael M. Tull was appointed a director to the Board of Directors of the Company in December 1998. Mr. Tull has served since 1990 as the president and majority owner of Tull Sales Corporation, a manufacturer's representative company, which professionally represents eight manufacturing companies and is responsible for sales and marketing of those companies' window and door related components in the southeastern United States. Mr. Tull serves on boards of several closely held family businesses and is the Chairman and a Board of Director member of the National Wild Turkey Federation, which is one of the largest North American conservation organizations with membership of 390,000.

     Samuel L. Milbank was elected to the Board of Directors in July 2000. From 1997 to the present, Mr. Milbank has been a managing director of Zanett Securities Corporation; an investment bank advisory company focusing on small and micro capitalization companies. From 1992 to 1996, Mr. Milbank was a Senior Vice President and Sales Manager with Lehman Brothers, Inc. in New York, where he managed a team that provided interest rate and currency risk management for central banks and official institutions. From 1973 to 1992, Mr. Milbank worked with Salomon Brothers, Inc. as a director of fixed income sales. Since 1990, Mr. Milbank has served as Chairman of Milbank Memorial Fund, a private operating foundation (established in 1905), concerned with environmental and public health issues. He has a BS from Columbia University and a MBA in Finance from The Amos Tuck School of Business Administration at Dartmouth College.

     Delbert Allen is proposed for election to the AERT Board of Directors at the 2001 annual meeting. Currently, Mr. Allen is President of Allen Holding, Inc., an investment, finance and ranching enterprise. From

1970 to 1999, Mr. Allen was President and CEO of Allen Canning Company. He also served as a director of Allen Canning Company from 1967 to 1998. Mr. Allen has served as a director of Arkansas State Bank for 30 years. Mr. Allen is presently Chairman Emeritus and director of the National Food Processors Association
(NFPA). He served the NFPA as Chairman in 1983-1984 and has been a director in excess of thirty years. He is a past member of the NFPA's executive committee. Mr. Allen is a director on the Agricultural Development Council-University of Arkansas. He has served from 1994 to present. Mr. Allen is a director of the Institute of Food Science and Engineering-University of Arkansas. Mr. Allen is also past President and director of the Siloam Springs Hospital Board.

     Melinda Davis has worked with Allen Canning Company and is proposed for election to the AERT Board of Directors at the 2001 annual meeting. From December 2000 to the present, Ms. Davis has provided professional consulting services in the areas of financial management and cost accounting for manufacturing operations. Ms. Davis retired as Senior Vice President and Treasurer from Allen Canning in December 2000 after serving for 39 years in various accounting and financial management positions.

     Joe G. Brooks, Stephen W. Brooks and J. Douglas Brooks are brothers and are sons of Marjorie S. Brooks. There are no other familial relationships between the current directors and executive officers.

     Each of the Company's directors has been elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

     The Audit Committee of the Board of Directors consists of three outside directors: Peter S. Lau (Chairman), Jerry B. Burkett, and Sal Miwa. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. Appendix A presents the Audit Committee's Charter and details its duties and responsibilities.

     The Compensation and Stock Option Committee consists of Jerry B. Burkett (Chairman), Sal Miwa, Marjorie S. Brooks and Michael M. Tull. The Compensation and Stock Option Committee establishes and administers the Company's compensation and stock option plans on behalf of the Board of Directors and approves stock options granted thereunder.

     The Executive Committee consists of three outside board members with Sal Miwa (Chairman), James H. Culp and Michael M. Tull and three executive management members of the Company including Joe G. Brooks, Stephen W. Brooks, and J. Douglas Brooks. The Executive Committee establishes corporate policies, reviews manpower, technology, cost management and financial reporting needs and the day-to-day operations of the Company.

     The Litigation Committee consists of Joe G. Brooks (Chairman), James H. Culp and Sal Miwa. The Litigation Committee establishes and administers the Company's litigation plans on behalf of the Board of Directors.

     The Nominating Committee consists of Michael M. Tull (Chairman), Samuel L. Milbank, Peter S. Lau and Marjorie S. Brooks. The Nominating Committee evaluates the efforts of AERT and its Board of Directors to maintain effective corporate governance practices. The Nominating Committee identifies candidates for election to the Board of Directors.

                             AUDIT COMMITTEE REPORT

     In accordance with its written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee consists of three independent members (as independence is defined by the rules of the National Association of Security Dealers). A copy of the Audit Committee Charter, as currently in effect, is attached to the Company's proxy statement as Appendix A.

     In performing its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000, with management and Arthur Andersen LLP ("AA"), the Company's independent auditors. The Audit Committee also discussed with AA all matters required to be discussed by the Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, and with and without management present, discussed and reviewed the results of AA's examination of the Company's financial statements.

     The Audit Committee received from AA a written statement regarding all relationships between AA and the Company that might bear on the AA independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended. The Audit Committee discussed with AA any relationships that may have an impact on their objectivity and independence and satisfied itself as to AA independence. The Audit Committee also considered whether the provision of services by AA to the Company not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Form 10-Q is compatible with maintaining AA's independence.

     Based on our discussions with management and the independent auditors, we recommended to the Board of Directors that AERT's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

        The Audit Committee:
        Peter S. Lau, Chairman
        Jerry B. Burkett
        Sal Miwa

     We recommend that the Board select Arthur Andersen LLP as AERT's independent auditors to audit and report on any financial statements of AERT filed with the Securities and Exchange Commission prior to AERT's annual shareholders meeting to be held in calendar year 2002.

                             EXECUTIVE COMPENSATION

                   COMPENSATION AND OPTIONS COMMITTEE REPORT

     The Compensation and Stock Option Committee consists of Jerry B. Burkett (Chairman), Sal Miwa, Marjorie S. Brooks and Michael M. Tull. The Compensation and Stock Option Committee establishes and administers the Company's compensation and stock option plans on behalf of the Board of Directors and approves stock options granted thereunder.

     The overall compensation policy of the Company is to maximize stockholder return by combining annual and long-term compensation to executives based upon corporate and individual performance. Annual compensation is paid in the form of base salary, which is subjectively determined by the Board based upon senior management's recommendation. Additionally, although no cash bonuses have been paid to executives, the Board reserves the right to grant such bonuses if the Company's performance so warrants. Long-term compensation to executives is built around the Company's stock option programs.

     Base salaries are reviewed and approved by the full Board at the time an officer is hired and thereafter on a periodic basis as determined appropriate by the Board and senior management. Base salaries are subjectively determined based upon a number of factors, including level and scope of responsibility, salaries paid for comparable positions at similarly situated companies and individual and corporate performance.

     The Company effects stock option grants from time-to-time as a mechanism for providing long-term, non-cash compensation to executives. The Board believes that stock options are (especially in the context of an emerging growth company) an effective incentive for executives and managers to create value for the Company and its stockholders since the value of an option bears a direct relationship to appreciation in the Company's stock price. By utilizing stock-based compensation, the Company can focus much-needed cash flow, which would otherwise be paid out as compensation, back into the daily operations of the business.

Individual stock option grants are subjectively determined based upon a number of factors, including individual performance and prior year's grants. Based upon these factors, during 2000 there were 200,000 options issued to purchase Class A common stock. All option grants were made at an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant.

     During 2000, Stephen W. Brooks, the Company's Co-Chief Executive Officer, did not receive any base salary or long-term compensation awards. Mr. Brooks has chosen to not receive salaried compensation until such time as the Company has achieved profitability.

                             DIRECTOR COMPENSATION

     Non-employee directors do not receive cash compensation for serving on the Company's Board of Directors however; such persons are reimbursed for out-of-pocket expenses in connection with their attendance at meetings. Directors are paid long-term compensation in the form of stock option grants under the Company's Non-Employee Director Stock Option Plan. Such plan provides for annual grants of options to purchase 25,000 shares of Class A common stock at the fair market value of said stock on the date of such grant.

     The following table sets forth the aggregate cash compensation paid by the Company during the three years ended December 31, 2000, to each executive officer of the Company whose aggregate cash compensation earned exceeded $100,000, and to the chief executive officer.

                           SUMMARY COMPENSATION TABLE

                                                           LONG-TERM COMPENSATION
                                                                   AWARDS                        PAYOUTS
                                    ANNUAL COMPENSATION   -------------------------             ---------
                                    -------------------    RESTRICTED    SECURITIES             LONG-TERM
                                                 OTHER    ANNUAL STOCK   UNDERLYING             INCENTIVE    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY      BONUS    COMPENSATION     AWARDS     OPTIONS    PAYOUTS    COMPENSATION
---------------------------  ----   ---------    ------   ------------   ----------   -------   ---------   ------------
Stephen W. Brooks........    2000          0       0           0             0           0          0            0
  Co-CEO                     1999          0       0           0             0           0          0            0
                             1998          0       0           0             0           0          0            0
Joe G. Brooks............    2000   $105,000(*)    0           0             0           0          0            0
  Co-CEO                     1999    105,000(*)    0           0             0           0          0            0
                             1998     75,000       0           0             0           0          0            0

---------------

* Accrued $30,000, which Joe G. Brooks did not receive as of December 31, 1999 or 2000.

          AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 2000
                     AND OPTION VALUES AT DECEMBER 31, 2000

                                                           NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                 NUMBER OF                      OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                  SHARES                     DECEMBER 31, 2000           DECEMBER 31, 2000
                                 ACQUIRED      VALUE     -------------------------   -------------------------
NAME                            ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                            -----------   --------   -------------------------   -------------------------
Stephen W. Brooks.............          0     $     0         475,000/50,000                $86,625/$0
Joe G. Brooks.................    120,000     $40,000         246,667/     0                $50,625/$0

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires AERT's executive officers and directors, and persons who own more than ten-percent of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and National Association of Securities Dealers. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all forms filed pursuant to Section 16(a). Based on a review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 4 or Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements were met.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During January 2000, the Company had an agreement with Brooks Investment Company, owned by Marjorie S. Brooks, whereby the Company factored certain of its qualifying trade receivables in an amount of up to $2 million at any one time. In February 2000, Brooks Investment Company increased the Company's factoring line to $2.5 million. The Company believes that the current terms for its factoring agreement is competitive with, if not better than, terms that might be obtained from outside sources. Upon acceptance of a transfer of a receivable, Brooks Investment Company remits to the Company 85% of the receivable, as defined in the agreement. Upon collection of the receivable Brooks Investment Company retains 1.75% of the receivable as a factoring charge, and the additional 13.25% of the receivable is remitted to the Company, less interest costs, which are based on the time period over which the receivable was outstanding. The Company indemnifies Brooks Investment Company for any loss arising out of rejections or returns of any merchandise, or any claims asserted by the Company's customers. During 2000, the Company transferred an aggregate of approximately $28,231,000 in receivables under this agreement, of which $1,817,544 remained to be collected as of December 31, 2000. During 1999 and 1998, the Company transferred an aggregate of approximately $20,500,000 and $12,863,000, respectively, in receivables under this agreement, none of which remains to be collected. Costs representing both the 1.75% factoring charge and the interest charges, of approximately $470,794, $202,034 and $113,189 associated with the factoring agreement which were included in selling and administrative costs at December 31, 2000, 1999 and 1998, respectively. At December 31, 2000, accounts payable-related parties included advances on factored receivables of approximately $1,639,351 payable to Brooks Investment Company and $63,856 of payables relating to freight and other services provided by Razorback Farms, a company controlled by Mrs. Brooks.

ITEM 1: BOARD OF DIRECTORS PROPOSAL: ELECTION OF DIRECTORS

     The bylaws of the Company provide that the number of directors constituting the Board of Directors shall be determined from time to time by resolution of the Board of Directors. The Board of Directors has set the number of directors at nine. The Company currently has nine directors and at the meeting nine directors are to be elected by the holders of shares of outstanding Class A and Class B common stock and Series B preferred stock voting together as a single class. To be elected, each director must receive a plurality of the votes cast at the annual meeting. All directors serve for a term of one year and until their successors are duly elected and qualified. Each outstanding share of Class A common stock entitles the holder thereof to one vote with respect to the election of each of the nine director positions to be filled, each outstanding share of Class B common stock entitles the holder thereof to five votes with respect to the election of each of the nine director positions to be filled, and each outstanding share of Series B preferred stock is entitled to 2,500 votes per share.

     The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the names(s) of the nominee(s) for whom you are withholding the authority to vote by drawing a line through the name(s) of such nominee(s). If you withhold authority to vote your shares, such vote will be treated as an abstention and accordingly your shares will neither be voted for or against a director but will be counted for quorum purposes.

     The nine nominees for director are: Joe G. Brooks, Sal Miwa, Delbert Allen, Stephen W. Brooks, Marjorie S. Brooks, Jerry B. Burkett, Melinda Davis, Michael
M. Tull and Samuel L. Milbank. All of the nominees except for Delbert Allen and Melinda Davis are presently directors of the Company. Joe G. Brooks is Chairman, Co-Chief Executive Officer and Interim President, Sal Miwa is Vice-Chairman of the Board of the Company and Stephen W. Brooks is currently Co-Chief Executive Officer.

     THE ENCLOSED PROXY, IF PROPERLY SIGNED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF THE NINE NOMINEES NAMED ABOVE, UNLESS AUTHORITY TO VOTE IS WITHHELD. MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE NINE NOMINEES NAMED ABOVE. In the event one or more nominees become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed proxy, for such substitute nominees as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve, if elected.

ITEM 2: BOARD OF DIRECTORS PROPOSAL: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

INTRODUCTION

     The Board's Audit Committee has selected Arthur Andersen, LLP to be the Company's independent auditors. Arthur Andersen has acted as the Company's independent auditors since 1992.

     Representatives of Arthur Andersen will attend the annual meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

REQUIRED VOTE

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the meeting. In the event that the Company's stockholders fail to ratify the appointment of Arthur Andersen, the selection of the Company's independent auditors will be submitted to the Company's Board of Directors for reconsideration. WE ARE ASKING YOU TO RATIFY THAT APPOINTMENT.

AUDITOR FEES

     The information below sets forth the fees that Arthur Andersen, LLP billed during the 2000 fiscal year to the Company for services provided in the following categories and amounts:

Audit fees...............................................   $ 95,000
Financial Information Systems Design and Implementation
  Fees...................................................          0
All other fees...........................................     18,500
                                                            --------
          Total..........................................   $113,500

     The audit committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence, and has determined that the nature and magnitude of other services performed by Arthur Andersen, LLP is compatible with maintaining auditor independence.

                            STOCK PERFORMANCE CHART

     This graph shows AERT's cumulative total stockholder return during the five fiscal years ended December 31, 2000 with the cumulative total returns of the Media General Industry Group 63-Materials and Construction and the Nasdaq Market Index. The comparison assumes $100 was invested on December 31, 1995 in AERT common stock and in each of the indices shown and assumes that all of the dividends were reinvested.

                     FIVE-YEAR CUMULATIVE TOTAL RETURNS(1)
                    VALUE OF $100 INVESTED AT YEAR-END 1995

                                    [CHART]

--------------------------------------------------------------------------------
                        1995      1996      1997      1998      1999      2000
--------------------------------------------------------------------------------
 Advanced
  Environmental         $100      38.24     35.29     76.47    291.18     70.59
 Materials and
  Construction          $100     113.80    124.28    125.61    104.45    107.48
 Nasdaq Market Index    $100     124.27    152.00    214.39    378.12    237.66

                        ADDITIONAL INFORMATION AVAILABLE

     Upon written request of any stockholder, the Company will furnish, without charge, a copy of the Company's 2000 Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission, including the financial statements and schedules. The written request should be sent to the Secretary, at the Company's executive office. The written request must state that as of June 1, 2001, the person making the request was a beneficial owner of capital stock of the company.

                              INDEPENDENT AUDITORS

     A representative of Arthur Andersen, LLP, the Company's auditors for 2000 and the current year is expected to be in attendance at the Annual meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to questions.

                                 OTHER MATTERS

     The Board does not intend to present any items of business other than those stated in the Notice of Annual meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

                     COST AND METHOD OF PROXY SOLICITATION

     The Company will pay the cost of proxy solicitation. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers and other regular employees of the Company may, if necessary, request the return of proxies by telephone, telegram, and fax or in person.

                             STOCKHOLDER PROPOSALS

     If you want to present a proposal for possible inclusion in the Company's 2001 proxy statement, send the proposal to Marjorie S. Brooks, Secretary of the Company, Post Office Box 1237, Springdale, Arkansas 72765, by registered, certified or express mail. Proposal must be received on or before December 31, 2001.

     The foregoing Notice and Proxy Statement are sent by order of the Board of Directors.

                                            Joe G. Brooks
                                            Chairman

Dated: June 26, 2001

                                                                      APPENDIX A

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

                            AUDIT COMMITTEE CHARTER

MEMBERSHIP

     The audit committee will be composed of not less than three members of the Board of Directors ("Board"). They will be selected by the Board, taking into account prior experience in matters to be considered by the committee, probable availability at times required for consideration of such matters, and their individual independence and objectivity.

     The committee's membership shall meet the requirements of the audit committee composition policy of the National Association of Security Dealers ("NASD"). Accordingly all of the members will be directors independent of management and free from relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member.

     No officers or employees of the company or its subsidiaries will serve as director(s) on the committee. A former officer of the company or any of its subsidiaries may serve on the committee (even though the former officer may be receiving pension or deferred compensation payments from the company) if, in the opinion of the Board, the former officer will exercise independent judgment and will significantly assist the committee to function. However, a majority of the committee will be directors who were not formerly officers of the company or any of its subsidiaries.

     The committee may have advisors who are officers or employees of the company, providing the individual(s) can contribute their expertise to the audit committee.

     When considering relationships that might affect independence, including possible affiliate status, the Board will give appropriate consideration, in addition to its audit committee policy, to guidelines issued by the NASD, which were provided to assist boards of directors in observing the spirit of the NASD policy.

ACTIONS OF THE COMMITTEE

     The committee's activities will include the following actions:

     - Oversight of the financial statements and relations with the independent auditors.

      - Instruct the independent auditors that the Board is the client in its capacity as the stockholders' representative.

     - Expect the independent auditors to meet with the Board at least annually so the board has a basis on which to recommend the independent auditors' appointment to the stockholders or to ratify its selection of the independent auditors.

     - Expect financial management and the independent auditors to analyze significant financial report issues and practices on a timely basis.

     - Expect financial management and the independent auditors to discuss with the audit committee:

      - Qualitative judgments about whether current or proposed accounting principles and disclosures are appropriate, not just acceptable; and

      - Aggressiveness or conservatism of accounting principles and financial estimates.

     - Expect the independent auditors to provide the audit committee with:

      - Independent judgments about the appropriateness of the Company's current or proposed accounting principles and whether current or proposed financial disclosures are clear;

      - Views on whether the accounting principles chosen by management are conservative, moderate, or aggressive as they relate to income, asset, and liability recognition, and whether these accounting principles are commonly used;

      - Reasons why accounting principles and disclosure practices used for new transactions or events are appropriate;

      - Reasons for accepting or questioning significant estimates made by management; and,

      - Views on how selected accounting principles and disclosure practices reflect stockholder and public attitudes about the company.

     - Actions taken on the Board's behalf that require Board notification but not Board approval:

      - Review and approve the scope of the company's audit and that of its subsidiaries as recommended by the independent auditors and the president;

      - Review and approve the scope of the company's annual profit and pension trust audits if applicable; and

      - Answer questions raised by stockholders during an annual stockholders' meeting on matters relating to the committee's activities if asked to do so by the Board's chairperson.

     - Matters requiring the committee's review and study before making a recommendation for the Board's action:

      - Appointment of the independent auditors;

      - Implementation of major accounting policy changes;

      - SEC registration statements to be signed by the Board; and

      - The auditors' reports and financial statements prior to publication in the annual report.

     - Matters requiring the committee's review and study before providing summary information to the Board:

      - Accounting policy changes proposed or adopted by organizations such as the Financial Accounting Standards Board (FASB), the Securities and Exchange Commission (SEC), and the American Institute of Certified Public Accountants (AICPA), or by comparable bodies outside the U.S.;

      - The independent auditors' assessment of the strengths and weakness of the company's financial staff, systems, controls, and other factors that might be relevant to the integrity of the financial statements;

      - Quarterly financial statement review by the President, Chief Financial Officer and one member of the audit committee before publication;

      - Administration of the company's "conflict of interest" policy;

      - The performance of management and operating personnel under the company's code of ethics;

      - Reports about the company or its subsidiaries submitted by agencies of governments in countries in which the company or its subsidiaries operate; and

      - Periodic SEC filings and the adequacy of programs and procedures to assure compliance with SEC regulations and regulations of the NASDAQ.

THE CHARTER

     The Board shall review and update this Charter annually and otherwise as circumstances dictate.

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JULY 27, 2001.

The undersigned hereby appoints Joe G. Brooks, as proxy, with full power to appoint his substitute, and hereby authorizes such proxy to represent and vote, as designated on this proxy, all shares of common stock of Advanced Environmental Recycling Technologies, Inc. held of record by the undersigned on the record date June 1, 2001 at the annual meeting of stockholders of the Company to be held at the Northwest Arkansas Holiday Inn, Springdale, Arkansas on Friday, July 27, 2001 at 10:30 a.m., and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

[X]   Please mark votes as in this example.

      FOR ALL nominees listed        WITHHOLD authorization       Nominees: Joe G. Brooks
      at right (except as marked     to vote for all nominees               Sal Miwa
      to the contrary below)         listed at right                        Delbert Allen
                                                                            Stephen W. Brooks
                                                                            Marjorie S. Brooks
1.  Election                                                                Jerry B. Burkett
    of                                                                      Melinda Davis
    Directors       [ ]                 [ ]                                 Michael M. Tull
                                                                            Samuel L. Milbank

To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.


2. Ratification of Arthur Andersen, LLP, independent public accountants, as the Company's auditors.

    [ ] For         [ ] Against         [ ] Abstain

The undersigned acknowledges receipt of the formal notice of such meeting and the 2000 Annual Report of the Company.

PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.


SIGNATURE(S)                                      DATE:           , 2001
             ------------------------------------      -----------

Note: Please sign above exactly as name appears on the certificate. When shares are held by joint tenants both should sign. If a corporation or partnership, sign in corporate or partnership name by authorized person or partner.